Exhibit 10.8
CHANGE IN CONTROL AGREEMENT OF
JEFFREY A. WELCH
This Change in Control Agreement ("Agreement") is made and entered into as of the 16" day of June 2014, by and between Burke & Herbert Bank, a corporation doing business in the Commonwealth of Virginia ("B&HB" or "the Bank"), and Jeffrey A. Welch ("Executive") (collectively, the "parties").
WHEREAS, Executive commenced employment with B&HB as the Senior Vice President & Chief Credit Officer effective June 16, 2014 (Commencement Date);
WHEREAS, B&HB desires to provide Executive some assurance in the event a Change in Control {as defined below) occurs during Executive's employment with B&HB;
NOW THEREFORE, in consideration of the promises and obligations by and between the parties under this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Definitions.
1.1    Change in Control. A "Change in Control" is deemed to have taken place if, on or after the Commencement Date, any of the following events occurs:
a.    The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Bank (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then-outstanding voting securities of the Bank entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bank or any other corporation controlled by the Bank or any subsidiary thereof, (ii} any such ownership to the extent such Person owned amounts in excess of 25% as of the date of this Agreement and (iii) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.1; or
b.    Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
c.    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Bank (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Bank or all or substantially all of the Bank's assets either directly or through one or more subsidiaries)

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in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Bank, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
1.2    Applicable Period. The term "Applicable Period" means the period that begins three (3) months prior to the Closing Date of a Change in Control event and ends twelve (12) months following the Closing Date of a Change in Control event.
1.3    Cause. Termination by B&HB of the Executive for "Cause" shall mean termination based on any of the following grounds: (a) Executive engages in fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) Executive's conviction of a crime (other than a minor traffic offense); (c) Executive's illegal use of drugs or excessive use of alcohol in the workplace; (d) Executive's intentional and willful misconduct that will likely subject B&HB to criminal or civil liability; or (e) Executive's breach of his duty of loyalty to B&HB or diversion or usurpation of corporate opportunities properly belonging to B&HB; (f) Executive's willful disregard of material Bank policies and procedures; and (g) Executive's insubordination or continued failure to satisfactorily perform the duties of Executive's position, including failure to meet prescribed targets or goals. Executive shall not be terminated for Cause under subsection (f) or (g) unless B&HB first has provided Executive with written notice that B&HB considers the Executive to be in violation of his obligations under those subsections and Executive fails, within 30 days of such notice, to cure the conduct that has given rise to the notice.
1.4    Good Reason. Termination by the Executive for "Good Reason" shall mean resignation by the Executive as a result of any of the following:
a.    The assignment to the Executive by the Bank or its successor of duties materially inconsistent with the Executive's position, duties, responsibilities, and status with the Bank; or
b.    A reduction by the Bank or its successor in the Executive's Base Salary as in effect on the date immediately prior to the Change in Control; or
c.    requirement that Executive relocate his primary office location to a location more than 25 miles from the current B&HB Headquarters office.
Executive shall not be entitled to resign for Good Reason under this Section unless Executive first has provided B&HB or its successor with written notice that Executive considers B&HB or its successor to have triggered the terms of this Section and B&HB or its successor fails, within 30 days of such notice, to cure the conduct that has given rise to the notice.
1.5    Closing Date. "Closing Date" shall mean the date on which any transaction that gives rise to a Change in Control is signed and finalized.
2.    Change in Control Benefits.
2.1    Payout Event. If there is a Change in Control on or after the Commencement Date, and, at any time during the Applicable Period, the Executive's employment is involuntarily terminated by B&HB without Cause (as defined in Section 1.3) or by Executive for Good Reason (as defined under

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Section 1.4), the Bank shall, within 14 days following receipt of the executed and non-revoked Separation Agreement and Release described below, pay to the Executive a lump sum cash payment equal to:
(a) twelve (12) months of the Executive's base salary as of the date of the Change of Control, less required withholding; and
(b) a lump sum payment in an amount equal to any bonus Executive received from the Bank for the fiscal year immediately preceding the Payout Event.
(c) a lump sum payment sufficient to pay Executive's health care premiums under COBRA for the same 12-month period.
Any amounts or benefits owed under this Section shall be subject to appropriate tax withholding and Executive's execution and non-revocation within 45 days following the date of termination of a general release of claims in such form as is acceptable to the Bank, which shall include a release of all claims the Executive may have against B&HB, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.
In the event the Separation Agreement and Release (and the expiration of any revocation rights provided therein) could become effective in one (1) of two (2) taxable years of Executive depending on when Executive executes and delivers the waiver and release, the waiver and release will be deemed executed in the later of such tax years. In addition, the Executive and the Bank agree that the cash payment described in this Section is intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(4) as a short-term deferral and that the insurance benefits hereunder are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(1) as a non-taxable benefit. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period and is not intended to provide double compensation to the Executive for any period of time.
2.2    Section 409A. Notwithstanding the foregoing, to the extent required because Executive is deemed a "specified employee" for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), on the date of Executive's termination, the payments described above in this Section 2 will not commence until the first day of the month following the six-month anniversary of the Executive's date of termination, with the first payment to include amounts required to be delayed under this sentence. Interest shall accrue on the initial payment from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six month delay described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available. The exemption is available if amounts payable do not exceed two times the lesser of (a) Executive's annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service.
2.3    Excess Payments. If either B&HB or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of B&HB (the "Tax Advisor"), that the payment by B&HB to the Executive under this Agreement or otherwise would be considered to be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the "Code"), the aggregate payments by B&HB pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by B&HB under this Agreement without having any portion of any amount payable to the Executive by B&HB or a related entity under this Agreement or otherwise treated as such an "excess parachute payment", and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by B&HB to the

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Executive under this Agreement which are later confirmed by the Tax Advisor to be "excess parachute payments" shall be considered by all parties to have been a loan by B&HB to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.
3.    Assignment and Survival. The rights and obligations of B&HB under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of B&HB. Executive's rights and obligations are personal, and may not be assigned or delegated without B&HB's proper written consent.
4.    Post-Employment Restrictions. In order to protect the legitimate business interests and goodwill of the Bank and in consideration for the benefits being offered to Executive under this Agreement, Executive agrees to the following post-employment restrictions, which shall apply in the event Executive's employment with the Bank ends in such a manner as to entitle executive to a payout under Section 2.1 above:
4.1    Solicitation and Piracy of Customers. For a period of twelve (12) months after a Payout Event as described in Section 2.1, Executive hereby covenants and agrees that he shall not, directly or indirectly, on his own behalf or on behalf of any other financial institution, except for the sole account and benefit of the Bank, anywhere within the area that is 50 miles of the Bank's headquarters in Alexandria, Virginia, sell, provide, or solicit to sell or provide to any Bank Customer (as defined below) or Prospective Bank Customer (as defined below) any financial products or services competitive with those being provided by the Bank as of the date of Executive's separation, including deposit opportunities and loans.
"Bank Customer" shall mean any person or entity who maintained an account with or who obtained or purchased products or services from the Bank at any time within the 180 days preceding the last day of Executive's employment with the Bank.
"Prospective Bank Customer'' shall mean any person or entity for whom loans or deposit terms were being prepared or had been submitted at any time within the 90 days immediately preceding the last day of Executive's employment with the Bank.
Executive acknowledges that this restriction is reasonable in that it does not prevent Executive from working for a competing financial institution, but merely restricts Executive's ability for a 12-month period from soliciting or selling or providing competitive products and services to any Bank Customer or Prospective Bank Customer.
4.2    Non-Solicitation and Non-Hiring of Employees. For a period of twelve (12) months after a Payout Event as described in Section 2.1, Executive agrees that he shall not, directly or indirectly, on Executive's own behalf or the behalf of another person or entity, hire or employ, or attempt to hire or employ, or assist any other person or entity in the solicitation or hiring of any Bank Employee.
"Bank Employee" shall mean any person who was employed by the Bank at any time within the 90 days preceding the last day of Executive's employment with the Bank.
4.3    Remedies. Executive agrees that an impending or existing violation of any of the covenants contained in this Agreement would cause the Bank irreparable injury for which it would have no adequate remedy at law and agrees that the Bank shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. In addition, should a court find that Executive has breached his obligations under this Section 4, he shall repay to B&HB the payments made to him under Section 2.1 above. Executive's obligations under each of Sections 4.1 and 4.2 above are independent, separable, and independently enforceable of each other and of any legal obligations that may exist between the Bank and Executive. The real or perceived existence of any claim or cause of action of Executive

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against the Bank, whether predicated on this Agreement or some other basis, shall not alleviate Executive of Executive's obligations under this Agreement and shall not constitute a defense to the enforcement by the Bank of the restrictions and covenants contained herein.
5.    Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia. Executive and B&HB consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.
6.    At-Will Status. Executive is employed at-will, which means that either Executive or B&HB may discontinue the employment relationship at any time, for any reason, subject to Executive's rights under this Agreement, which shall be governed expressly by the terms hereunder.
7.    Entire Agreement. This Agreement is the entire agreement between Executive and B&HB regarding Executive's entitlement to any benefits pursuant to the occurrence of a Change in Control, and supersedes any verbal and written statements or agreements on such matters. This Agreement may be modified only by written agreement signed by Executive and the CEO or President. All Section headings are for convenience only and do not modify or restrict any of this Agreement's terms.
The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so.

BURKE & HERBERT BANK		EXECUTIVE

By:	/s/ W. Scott McSween	/s/ Jeffrey A. Welch
	W. Scott McSween	Jeffrey A. Welch

Title:	President & Chief Operating Officer

Dated:	September 3, 2014	Dated:	9/2/2014

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